Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

9,631,580 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on August 13, 2024 (the “August 13, 2024 Form 6-K”). Accordingly, we have attached the August 13, 2024, Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PRTG”. On August 12, 2024, the closing sale price of our Ordinary Shares as reported on Nasdaq was $0.15.

Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 13, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2024

Commission File Number: 001-40086

Portage Biotech Inc.
(Translation of registrant's name into English)

British Virgin Islands
(Jurisdiction of incorporation or organization)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110.
(Address of principal executive office)

c/o Portage Development Services Inc., Ian Walters, 203.221.7378
61 Wilton Road, Westport, Connecticut 06880
(Name, telephone, e-mail and/or facsimile number and Address of Company Contact Person)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including the exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-275842) of Portage Biotech Inc. (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Exhibits

The following Exhibit is filed with this report

Exhibit Number	Description

99.1	Press Release dated August 13, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Portage Biotech Inc.
(Registrant)

Date: August 13, 2024	/s/ Allan Shaw
Allan Shaw
Chief Financial Officer

EXHIBIT 99.1

Portage Biotech Announces 1-for-20 Reverse Stock Split

WESTPORT, Conn., Aug. 13, 2024 (GLOBE NEWSWIRE) -- Portage Biotech Inc. (“Portage” or the “Company”) (NASDAQ: PRTG), a clinical-stage immuno-oncology company with a portfolio of novel multi-targeted therapies for use as monotherapy and in combination, today announced that the Company’s Board of Directors approved a reverse stock split of its ordinary shares at a ratio of 1-for-20. Beginning with the opening of trading on August 15, 2024, Portage’s ordinary shares are expected to begin trading on The Nasdaq Capital Market on a split-adjusted basis under the existing trading symbol “PRTG” and new CUSIP number G7185A136.

The reverse stock split is being implemented to increase the per share trading price of the Company’s ordinary shares for the purpose of ensuring a share price high enough to comply with the minimum $1.00 bid price requirement for continued listing on The Nasdaq Capital Market.

As a result of the reverse stock split, every twenty (20) pre-split ordinary shares will be converted into one (1) post-split ordinary share. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole post-split ordinary share. The reverse stock split affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s ordinary shares, except for adjustments that may result from the treatment of fractional shares. All outstanding options and warrants entitling their holders to purchase the Company’s ordinary shares will be adjusted as a result of the reverse stock split, in accordance with the terms of each such security. In addition, the number of ordinary shares reserved for future issuance pursuant to the Company’s equity incentive plans will also be appropriately adjusted. The number of authorized ordinary shares will not be proportionately reduced because the Company has an unlimited number of authorized ordinary shares available for issuance, as permitted under the laws of the British Virgin Islands.

Portage’s transfer agent, TSX Trust Company, which is also acting as the exchange agent for the reverse stock split, will provide instructions to shareholders regarding the process for exchanging any share certificates.

About Portage Biotech Inc.
Portage is a clinical-stage immuno-oncology company advancing multi-targeted therapies to extend survival and significantly improve the lives of patients with cancer. The Company has made the decision to discontinue its sponsored trial for its the invariant natural killer T-cell (iNKT) program and pause patient enrollment to its sponsored adenosine trial program (ADPORT-601 trial) for its potentially best-in-class adenosine antagonists PORT-6 (adenosine 2A inhibitor) and PORT-7 (adenosine 2B inhibitor). The Company is exploring strategic alternatives, which may include finding a partner for one or more of its assets, a sale of the company, a merger, restructurings, both in and out of court, a company wind down, further financing efforts or other strategic action. For more information, please visit www.portagebiotech.com, follow us on Twitter at @PortageBiotech or find us on LinkedIn at Portage Biotech Inc.

Forward-Looking Statements
All statements in this news release, other than statements of historical facts, including without limitation, statements regarding about the Company’s information that are forward-looking in nature and, business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words "believe," "expects," "anticipates," "intends," "estimates," “will,” “may,” “plan,” “potential,” “continue,” or similar expressions or variations on such expressions are forward-looking statements. For example, statements regarding the reverse stock split and the timing thereof and expectations related thereto, and compliance with the minimum bid price requirement are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the results described in or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this news release are described in “Item 3 - Key Information-Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended March 31, 2023. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, undue reliance should not be placed on them as actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this news release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, except as required by law.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations:
ir@portagebiotech.com

Media Relations:
media@portagebiotech.com